Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated August 16, 2019, relating to the balance sheet of CHP Merger Corp. as of August 8, 2019, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from July 31, 2019 (inception) through August 8, 2019, appearing in the Registration Statement on Form S-1, File No. 333-234413, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey
November 21, 2019